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                                                                     EXHIBIT 5.1

                   [LETTERHEAD OF WEIL, GOTSHAL & MANGES LLP]

                                 August 6, 1998

Chiles Offshore LLC
Chiles Offshore Finance Corp.
Chiles Columbus LLC
Chiles Magellan LLC
11200 Westheimer, Suite 410
Houston, Texas 77042

Ladies and Gentlemen:

    We have acted as counsel to Chiles Offshore LLC, a Delaware limited liability company (the "Company"), and Chiles Offshore Finance Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Finance Corp." and, together with the Company, the "Issuers"), and Chiles Columbus LLC, a Delaware limited liability company and wholly owned subsidiary of the Company ("Columbus"), and Chiles Magellan LLC, a Delaware limited liability company and wholly owned subsidiary of the Company ("Magellan" and, together with Columbus, the "Subsidiary Guarantors"), in connection with the preparation and filing by the Issuers and the Subsidiary Guarantors of a Registration Statement on Form S-4 (Registration No. 333-57325) (as amended to date, the "Registration Statement"), initially filed with the Securities and Exchange Commission on June 19, 1998 under the Securities Act of 1933, as amended, relating to $110,000,000 in aggregate principal amount of 10% Senior Notes due 2008 (the "New Notes") of the Issuers that may be issued in exchange for a like principal amount of the issued and outstanding 10% Senior Notes due 2008 (the "Old Notes") of the Issuers. The Issuers propose to offer, upon the terms set forth in the Registration Statement, to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes (the "Exchange Offer"). The Subsidiary Guarantors will fully and unconditionally guarantee (the "Guarantees") the New Notes on an unsecured senior basis. The New Notes and Guarantees will be offered under an Indenture dated as of April 29, 1998 (the "Indenture") among the Issuers, the Subsidiary Guarantors and U.S. Bank Trust National Association, as Trustee (the "Trustee"). Capitalized terms defined in the Registration Statement and not otherwise defined herein are used herein as so defined.

    In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Indenture, (ii) the Registration Statement, (iii) the form of New Note filed as an exhibit to the Registration Statement, (iv) the form of Guarantee contained in the form of New Note filed as an exhibit to the Registration Statement and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Subsidiary Guarantors, and we have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers and the Subsidiary Guarantors, and upon the representations and warranties of the Issuers and the Subsidiary Guarantors contained in the Indenture.

    Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:
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    1. Assuming that the Indenture has been duly authorized, executed and delivered by the parties thereto (other than the Issuers and the Subsidiary Guarantors), when (i) the New Notes upon consummation of the Exchange Offer have been duly executed by the Issuers and authenticated by the Trustee therefor in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Issuers, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and subject to the qualification that we express no opinion as to the effect on the New Notes of the laws of any jurisdiction other than the State of New York, including laws which limit the rates of interest legally chargeable or collectible.

    2. Assuming that the Indenture has been duly authorized, executed and delivered by the parties thereto (other than the Issuers and the Subsidiary Guarantors) and that the Guarantees of New Notes upon consummation of the Exchange Offer have been duly executed and delivered by the Subsidiary Guarantors, when (i) the New Notes upon consummation of the Exchange Offer have been duly executed by the Issuers and authenticated by the Trustee therefor in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the Guarantees of New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Subsidiary Guarantors, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and subject to the qualification that we express no opinion as to the effect on the Guarantees of New Notes of the laws of any jurisdiction other than the State of New York, including laws which limit the rates of interest legally chargeable or collectible.

    The opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

    We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          /S/ WEIL, GOTSHAL & MANGES LLP

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